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                                                               Exhibit 23(d)(7)

                       INVESTMENT SUBADVISORY AGREEMENT

                         LVIP VALUE OPPORTUNITIES FUND

   THIS AGREEMENT, made this __ day of __________, 200__, is between JEFFERSON PILOT INVESTMENT ADVISORY CORPORATION, a Tennessee corporation with offices at One Granite Place, Concord, New Hampshire, 03301 (the "Investment Manager") and Dalton, Greiner, Hartman, Maher & Co. (the "Subadviser") a New York corporation with offices at 565 Fifth Avenue, Suite 2101, New York, New York 10017.

                                  WITNESSETH:

   WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust") is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

   WHEREAS, the Trust issues separate classes or series of stock, each of which represents a separate portfolio of investments;

   WHEREAS, the Trust's shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies under which income, gains, losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

   WHEREAS, the Trust has employed the Investment Manager to act as investment manager of the Fund, as set forth in an Investment Management Agreement between the Trust and the Investment Manager dated __________, (the "Investment Management Agreement") pursuant to which it was agreed that the Investment Manager may contract with the Subadviser, or other parties for certain investment management services;

   WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act");

   WHEREAS, the Investment Manager desires to retain the Subadviser to render investment management services to the Trust's LVIP Value Opportunities Fund (the "Fund") in the manner and on the terms hereinafter set forth;

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   NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained the Investment Manager and the Subadviser hereby agree as follows:

   1. Appointment of the Subadviser. The Investment Manager hereby appoints the Subadviser to act as an investment subadviser for the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Directors of the Trust and the terms and conditions of this Agreement. The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Investment Manager in any way or otherwise be deemed an agent of the Trust or Investment Manager except as expressly authorized in this Agreement or another writing by the Trust, Investment Manager and the Subadviser. Notwithstanding the foregoing, the Subadviser may execute account documentation, agreements, contracts and other documents as the Subadviser may be requested by brokers, dealers, counterparts and other persons in connection with the Subadviser's management of the assets of the Fund, provided that the Subadviser receives the express agreement and consent of the Manager and/or the Trust's Board of Directors to execute such documentation, agreements, contracts and other documents. In such respect, and only for this limited purpose, the Subadviser shall act as the Investment Manager's and/or the Trust's agent and attorney-in-fact.

   2. Duties of the Subadviser. The Subadviser hereby agrees, subject to the supervision of the Investment Manager and the Board of Directors of the Trust,
(1) to act as the Subadviser of the Fund, (2) to manage the investment and reinvestment of the assets of the Fund for the period and on the terms and conditions set forth in this Agreement, and (3) during the term hereof, to render the services and to assume the obligations herein set forth in return for the compensation provided for herein and to bear all expenses of its performance of such services and obligations.

   3. Services to be Rendered by the Subadviser to the Trust

      A. The Subadviser will manage the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund, subject always to the general direction and control of the Directors of the Trust and the Investment Manager and in accordance with the provisions of the Trust's registration statement, as amended from time to time. In fulfilling its obligations to manage the investment and reinvestment of the assets of the Fund, the Subadviser will:

          (i) obtain and evaluate pertinent, statistical, financial, and other information relating to individual companies or industries, the securities of which are included in the Fund or are under consideration for inclusion in the Fund;

          (ii) formulate and implement a continuous investment program for the Fund (a) consistent with the investment objectives, policies, and restrictions of the Fund as stated in the Trust's Agreement and Articles of Incorporation, Bylaws, and such

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       Fund's currently effective Prospectus and Statement of Additional
       Information ("SAI") as amended from time to time, and (b) in compliance with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended ("IRC"), and requirements applicable to registered investment companies under applicable laws;

          (iii) take whatever steps are necessary to implement the investment program for the Fund by the purchase and sale of securities and other investments authorized under the Trust's Agreement and Articles of Incorporation, Bylaws, and such Fund's currently effective Prospectus and SAI, including the placing of orders for such purchases and sales;

          (iv) regularly report to the Directors of the Trust and the Investment Manager with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Fund and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Fund, as may reasonably be requested by the Investment Manager or the Directors of the Trust, including attendance at Board of Directors Meetings, as reasonably requested, to present such information and reports to the Board, provided that Subadviser shall not be responsible for fund accounting.

          (v) will assist in suggesting methods for determining fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Fund's net asset value in accordance with procedures and methods established by the Directors of the Trust;

          (vi) establish appropriate interfaces with the Trust's Investment Manager in order to provide such Investment Manager with all necessary information requested by the Investment Manager and required to be provided by Subadviser hereunder.

      B. To facilitate the Subadviser's fulfillment of its obligations under this Agreement, the Investment Manager will undertake the following:

          (i) the Investment Manager agrees to provide the Subadviser with all amendments or supplements to the Registration Statement, the Trust's Agreement and Articles of Incorporation, and Bylaws prior to filing with Securities and Exchange Commission.

          (ii) the Investment Manager agrees, on an ongoing basis, to notify the Subadviser expressly in writing of each change in the fundamental and nonfundamental investment policies of the Fund two business days prior to the effective date of such changes.

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          (iii) The Investment Manager agrees to provide or cause to be provided to the Subadviser such assistance as may be reasonably requested by the Subadviser in connection with its activities pertaining to the Fund under this Agreement, including, without limitation, information concerning the Fund, its available funds, or funds that may reasonably become available for investment, and information as to the general condition of the Fund's affairs and information to enable Subadviser to monitor the Fund's compliance with Subchapter M of the IRC;

          (iv) the Investment Manager agrees to provide or cause to be provided to the Subadviser on an ongoing basis, such information as is reasonably requested by the Subadviser for performance by the Subadviser of its obligations under this Agreement, and the Subadviser shall not be in breach of any term of this Agreement or be deemed to have acted negligently if the Investment Manager fails to provide or cause to be provided such requested information and the Subadviser relies on the information most recently furnished to the Subadviser; and

          (v) the Investment Manager will promptly provide the Subadviser with any guidelines and procedures applicable to the Subadviser or the Fund adopted from time to time by the Board of Directors of the Trust and agrees to promptly provide the Subadviser copies of all amendments thereto.

      C. The Trust and the Investment Manager shall not, without the prior written consent of Subadviser, make representations in any disclosure document, advertisement, sales literature or other promotional material regarding the Subadviser or its affiliates. The Investment Manager shall hold harmless and indemnify the Subadviser against any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising out of any use of any disclosure documents, advertisement, sales literature or other promotional material without prior written consent by the Subadviser.

      D. The Subadviser, at its expense, will furnish all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement. The Trust or Investment Manager assumes and shall pay all expenses incidental to their respective organization, operation and business not specifically assumed or agreed to be paid by the Subadviser pursuant hereto, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Trust pays to its Directors; compensation of the Trust's custodian, transfer agent, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, record-keeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to the Subadviser or its affiliates for effecting exchange listed, over-the-counter or other securities transactions); interest, all federal, state and local taxes (including stamp, excise, income and franchise taxes) costs of stock certificates and expenses of delivering such certificates to the purchaser thereof; expenses of shareholders' meetings and of preparing, printing and distributing proxy statements,

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   notices, and reports to shareholders; regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of shares for the Trust, including, but not limited to all costs involved in the registration or qualification of shares of the Trust for sale in any jurisdiction, the costs of portfolio pricing services and systems for compliance with blue sky laws, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information of the Trust; and all fees, dues and other expenses incurred by the Trust in connection with the membership in any trade association or other investment company organization.

      Notwithstanding anything herein, the Subadviser shall be responsible for any and all commercially reasonable expenses relating to the filing, printing and mailing of required supplements to the Trust's registration statement, provided that such supplements relate solely to a change in the portfolio manager or managers assigned by the Subadviser to manage the Fund.

      E. The Subadviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are cross-trades effected in accordance with Rule 17a-7 and such policies or procedures as may be established by the Board of Directors). The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Fund in accordance with such policies or practices as may be established by the Board of Directors and described in the Trust's currently effective prospectus and SAI, as amended from time to time. The Investment Manager reserves the right to direct the Subadviser upon written notice not to execute transactions through any particular broker(s) or dealer(s), and the Subadviser agrees to comply with such request within ten business days of receiving written notice.

      The Subadviser will monitor the use of broker-dealers. In placing orders for the purchase or sale of investments for the Fund, in the name of the Fund or its nominees, the Subadviser shall use its best efforts to obtain for the Fund the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Subadviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Subadviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Subadviser's research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Subadviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Subadviser determines in good faith that the amount of commission charged was reasonable in

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   relation to the value of brokerage and/or research services (as defined in
   Section 28(e)) provided by such broker. To the extent authorized by said
   Section 28(e) and the Trust's Board of Directors, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking the most favorable price and best execution available, the Subadviser may also consider sales of shares of the Trust as a factor in the selection of brokers and dealers.

      F. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in accordance with guidelines adopted by the Board of Directors of the Trust and communicated to the Subadviser, or, absent any guidelines, in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund.

      The Subadviser may perform its Services through any employee, partner, officer or agent of Subadviser and the Investment Manager and the Trust shall not be entitled to the advice, recommendation or judgment of any specific person. Sub-Investment Manager makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the LVIP Value Opportunities Fund or that such Fund will perform comparably with any standard or index, including other clients of Subadviser, whether public or private.

      G. The Subadviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

   4. Compensation of the Subadviser. The Investment Manager will pay the Subadviser, with respect to the Fund, the compensation specified in Appendix A to this Agreement. Payments shall be made to the Subadviser within the first five business days of each month; however, this advisory fee will be calculated on the daily average value of the Fund's assets and accrued on a daily basis. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Subadviser.

   5. Non-Exclusivity. The Investment Manager agrees that the services of the Subadviser are not to be deemed exclusive and the Subadviser is free to act as investment manager to various investment companies and as fiduciary for other managed accounts. The Subadviser shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Investment Manager in any way or otherwise be deemed an

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agent of the Trust or Investment Manager other than in furtherance of its duties and responsibilities as set forth in this Subadvisory Agreement.

   6. Books and Records. The Subadviser agrees that all books and records which it maintains for the fund are the Trust's property, and, in the event of termination of this Agreement for any reason, the Subadviser agrees promptly to return to the Trust, free from any claim or retention of rights by the Subadviser, all records relating to the Fund, provided, however, that the Subadviser may retain a copy of such records. The Subadviser also agrees upon request of the Investment Manager or the Trust, promptly to surrender the books and records to either party or make the books and records available for inspection by representatives of regulatory authorities. In connection with its duties hereunder, the Subadviser further agrees to maintain, prepare and preserve books and records in accordance with the Investment Company Act and rules thereunder, including but not limited to, Rule 31a-1 and 31a-2.

   The Subadviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Trust, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement. The Subadviser will furnish any informational reports requested by any state insurance commissioner.

   7. Liability. Except as may otherwise be provided by the Investment Company Act, neither the Subadviser nor its officers, directors, employees or agents shall be subject to any liability to the Investment Manager, the Trust or any shareholder of the Trust for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. The Investment Manager shall hold harmless and indemnify the Subadviser for any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising from any claim or demand by the Trust or any past or present shareholder of the fund that is not arising from Subadviser's willful misfeasance, bad faith or gross negligence.

   8. Reliance on Documents. The Board of Directors of the Trust or its officers or agent will provide timely information to the Subadviser regarding such matters as purchases and redemptions of shares in the Fund, the cash requirements, and cash available for investment in the Fund, and all other information as may be reasonably necessary or appropriate in order for the Subadviser to perform its responsibilities hereunder. The Subadviser has provided the Investment Manager with a copy of its current form ADV.

   Neither the Trust or the Investment Manager, nor their respective designees or agents, shall use any material describing or identifying the Subadviser or its affiliates

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without the prior consent of the Subadviser. Any material utilized by the
Trust, the Investment Manager or their respective designees or agents which contain information as to the Subadviser and/or its affiliates shall be submitted to the Subadviser for approval prior to use, not less than five
(5) business days before such approval is requested.

   The Investment Manager has herewith furnished the Subadviser copies of the Trust's Prospectus, Statement of Additional Information, Articles of Incorporation and By-Laws as currently in effect and agrees during the continuance of the Agreement to furnish the Subadviser copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Subadviser will be entitled to rely on all such documents furnished to it by the Investment Manager of the Trust.

   9. Duration and Termination of the Agreement. This Subadvisory Agreement shall become effective as of the date first written above and remain in force until May 1, 2003. Thereafter, it shall continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by (a) the Board of Directors of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund, and (b) a majority of those directors who are not parties to this Subadvisory Agreement, not interested persons of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated, without the payment of any penalty, by the Board of Directors of the Trust, by a vote of a majority of the outstanding shares of the Fund, or by the Investment Manager on sixty days' written notice to the Subadviser, or by the Subadviser on sixty days' written notice to the Trust or the Investment Manager. Termination by the Board of Directors or by the Investment Manager shall be subject to shareholder approval to the extent legally required. This Agreement shall automatically terminate in the event of its assignment or in the event of termination of the Investment Management Agreement.

   10. Amendments of the Agreement. Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that amendment may not have been approved by a majority of the outstanding voting securities of any other portfolio affected by the amendment or all the portfolios of the Trust.

   11. Definitions. The terms "assignment", "interested person", and "majority of the outstanding voting securities", when used in this Agreement, shall have the

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respective meaning specified under the Investment Company Act and the rules thereunder.

   12. Notices. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

      (a) If to the Subadviser:

          Dalton, Greiner, Hartman, Maher & Co.
          565 Fifth Avenue, Suite 2101
          New York, New York 10017
          Attn: Stephen Bono
          Facsimile (212) 557-4898

      (b) If to the Investment Manager:

          Jefferson Pilot Investment Advisory Corporation
          One Granite Place
          Concord, NH 03301
          Attn: Ronald Angarella
          Facsimile (603) 224-1691

   13. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New Hampshire as at the time in effect and the applicable provisions of the Investment Company Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of New Hampshire or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act or other federal laws and regulations which may be applicable, the latter shall control.

   14. Use of Subadviser's Name. Neither the Trust nor the Investment Manager or any affiliate or agent thereof shall make reference to or use the name, and any derivative thereof or logo associated with that name, of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld or delayed. Upon termination of this Agreement, the Investment Manager and the Trust shall forthwith cease to use such name (or derivative or logo) as soon as reasonably practicable.

   15. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

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   16. Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

   17. Severability. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

                                           JEFFERSON PILOT INVESTMENT
                                           ADVISORY CORPORATION

                                           By:
                                                  ------------------------------

                                           Title:
                                                  ------------------------------

                                           DALTON, GREINER, HARTMAN,
                                           MAHER & CO.

                                           By:
                                                  ------------------------------

                                           Title:
                                                  ------------------------------

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                                  APPENDIX A

                                 Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

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